Exhibit 10.87

LEASE AMENDING AGREEMENT

THIS AGREEMENT dated the 25th day of September, 2023 (the “Agreement”)

BETWEEN:

52ND STREET BUSINESS CENTRE LP,

by its general partner, 52ND STREET BUSINESS CENTRE GP INC.

(the "Landlord")

OF THE FIRST PART

and

VERSA POWER SYSTEMS LTD.

(the "Tenant")

OF THE SECOND PART

WHEREAS:

A.	By a lease dated the 20th day of May, 2005 (the "Original Lease"), made between Westpen Properties Ltd. ("Westpen"), as landlord, and the Tenant, as tenant, Westpen did demise and lease unto the Tenant certain premises comprising approximately thirty-two thousand two hundred and twenty (32,220) square feet identified as unit 4852 (the "Original Premises") in the building municipally known as 4800 – 52nd Street SE, Calgary, Alberta (the "4800 Building") located within the project known as 52nd Street Business Centre (the "Project"), for a term of five (5) years commencing on the 1st day of February, 2006 and expiring on the 31st day of January, 2011, on the terms and conditions more particularly set forth in the Original Lease;

B.	By a lease amending agreement dated the 20th day of April, 2006 (the "1st Amendment"), the Original Lease was amended as more particularly set out therein;

C.	Effective the 1st day of October 2010, the Landlord became the successor to Westpen in title to the 4800 Building, and became the landlord named herein;

D.	By a lease renewal agreement dated the 11th day of November, 2010 (the "Renewal"), the Original Lease was renewed for a further term of three (3) years expiring on the 31st day of January 2014, all upon the terms and conditions set out therein;

E.	By a lease extension and amending agreement dated the 29th day of October 2013 (the "1st Extension"), the Landlord and the Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years, expiring on the 31st day of January 2017, all upon the terms and conditions set out therein;

F.	By a lease extension and amending agreement dated the 9th day of November, 2016 (the "2nd Extension"), the Landlord and the Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a further period of three (3) years, expiring on the 31st day of

January, 2020, all upon the terms and conditions set out therein;

G.	By a lease extension and amending agreement dated the 10th day of January, 2020 (the "3rd Extension"), the Landlord and the Tenant agreed to amend the Original Lease to, amongst other things, further extend the term thereof for a period of three (3) years, expiring on the 31st day of January 2023, all upon the terms and conditions set out therein;

H.	By a lease expansion, extension and amending agreement dated January 5, 2023 (the "Expansion and Extension Agreement"), the Landlord and the Tenant agreed to amend the Original Lease to, amongst other things, further extend the term thereof for a period of five (5) years and eight (8) months to expire on September 30, 2028, and to expand the Original Premises to include additional space (the "Additional Premises") designated as unit 4908 in the building municipally known as 4900 – 52nd Street SE, Calgary, Alberta (the "4900 Building") containing a Rentable Area of approximately 48,308 square feet, for a period of five (5) years to expire on September 30, 2028, all as more particularly set forth therein;

I.	By a lease expansion, extension and amending agreement – Short Term dated February 20, 2023 (the "2nd Expansion and Extension Agreement"), the Landlord and the Tenant agreed to amend the Original Lease to temporarily expand the Original Premises to include additional Space (the "Temporary Additional Premises") designated as unit 3912 in the 4900 Building containing a Rentable Area of approximately 18,627 square feet for a period of one (1) year and three (3) months to expire on July 31, 2024, all as more particularly set forth therein;

J.	Except to the extent used separately within this Agreement, the Original Lease, the 1st Amendment, the Renewal, the 1st Extension, the 2nd Extension, the 3rd Extension, the Expansion and Extension Agreement and the 2nd Expansion and Extension Agreement are hereinafter collectively referred to as the "Lease" and except to the extent used separately within this Agreement, the Original Premises, the Additional Premises, and the Temporary Additional Premises shall be referred to as the "Existing Premises"; and

K.	The Tenant is desirous of, among other things, constructing new electrical infrastructure to service the Existing Premises, installing certain equipment on the exterior of the Existing Premises, and renovating a portion of the Existing Premises, and the Landlord and the Tenant have accordingly agreed to amend the Lease and the Expansion and Extension Agreement on the terms and conditions more particularly set forth herein.

NOW THEREFORE in consideration of the sum of One Dollar ($1.00) now paid by the parties to the other (the receipt and sufficiency whereof is hereby acknowledged), and other mutual covenants and agreements, the parties do hereby agree as follows:

1.The parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.All words and expressions used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, shall have the same meaning ascribed to them in the Lease.

3.	The following shall be added as a new Article 10 of the Lease:

"ARTICLE 10

ELECTRICAL INFRASTRUCTURE

10.1	Acknowledgment

The Landlord acknowledges that the Tenant has installed, or will be installing, certain electrical facilities and equipment (the "Infrastructure") on the Lands and the Existing Premises pursuant to the terms of, and as further described in, a developer choice agreement dated the 17th day of January, 2023 (the "Developer Agreement") between the Tenant and ENMAX Power Corporation ("ENMAX"), and acknowledged by the Landlord.

10.2	Infrastructure Installation, Repair and Maintenance

(a)	The Tenant shall pay to the Landlord, reasonable costs incurred by the Landlord in connection with (i) the approval of the Developer Agreement, including reasonable legal fees incurred in connection with the review thereof; and (ii) the supervision of the installation of the Infrastructure, including architectural and engineering consultants' fees, plus a fee equal to five percent (5%) of the cost of the costs incurred by the Landlord in connection with same on account of the Landlord's overhead and administration costs.

(b)The installation of the Infrastructure shall be performed: (i) by ENMAX in accordance with the terms of the Development Agreement; (ii) in a good and skilful manner; and (iii) in accordance with any of the Landlord's reasonable requirements.

(c)	The Infrastructure shall at all times be and remain the property of the Tenant and the risk of loss thereof shall remain at all times with the Tenant. The Tenant shall, at its sole cost and expense, be responsible for the cost of the installation, repair, maintenance, and removal of the Infrastructure. The Landlord will not be responsible for insuring the Infrastructure against loss or damage. If the Landlord determines, in its sole discretion, that any maintenance of the Infrastructure be performed, same shall be performed by the Landlord at the Tenant’s sole cost and expense. The Tenant shall pay, on demand, the Landlord’s cost of such maintenance and/or repair, including architectural and engineering consultant’s fees, plus an Administration Fee.

(d)If any part of the Building or other portion of the Lands requires repair, replacement or alteration because of anything done or omitted to be done by the Tenant or its officers, directors, agents, employees, contractors, invitees or licensees in connection with the installation, maintenance, repair, removal, use, or existence of the Infrastructure, then the Tenant shall pay to the Landlord, on demand, the Landlord's cost of such repairs, replacements or alterations, plus an Administration Fee.

(e)	The Tenant shall insure the Infrastructure in accordance with Section 3.10 contained herein.

10.3	Removal of Infrastructure and Restoration of Leased Premises

Prior to the expiration or earlier termination of the Term, the Tenant shall remove the Infrastructure at its sole cost and expense, or else the Infrastructure will, at the Landlord's option, become the property of the Landlord. The Tenant shall, at its sole cost and expense, repair any damage caused to any part of the Building or the Lands by such removal, and will restore the location of the Building that the Infrastructure was installed in accordance with the terms of this Lease.

10.2Infrastructure Indemnity and Release

(a)	Unless arising from the gross negligence or wilful misconduct of a Released Person, the Tenant shall indemnify the Released Persons from all costs, damages, expenses, losses, claims, and/or other liabilities whatsoever, in connection with loss of life, personal injury, damage to property, or anything else arising from, the installation of the Infrastructure, or from any occurrence relating to the Infrastructure, or from the use, operation, maintenance, repair, or removal by the Tenant of the Infrastructure, or occasioned wholly or in part by an act or omission of the Tenant or those for whom the Tenant is legally responsible or by anyone permitted to install, construct, repair or maintain the Infrastructure, including, for certainty, ENMAX.

(b)The Tenant shall be solely responsible for all obligations arising under the Developer Agreement, and will indemnify the Released Persons from all costs, damages, expenses, losses, claims, liabilities, and obligations that may arise under the Developer Agreement.

(c)	Unless arising from the gross negligence or wilful misconduct of a Released Person, the Tenant hereby releases the Landlord from all damages, expenses, losses, claims, and/or other liabilities whatsoever, in connection with loss of life, personal injury, damage to property, or anything else arising from the installation of the Infrastructure, or from any occurrence relating to the Infrastructure, or from the use, operation, maintenance, repair, or removal by the Tenant of the Infrastructure, or occasioned wholly or in part by an act or omission of the Tenant or those for whom the Tenant is legally responsible or by anyone permitted to install, construct, repair or maintain the Infrastructure, including, for certainty, ENMAX.”

4.	The following shall be added as a new Article 11 of the Lease:

"ARTICLE 11 EXTERIOR EQUIPMENT

11.1Exterior Equipment

(a)	So long as the Tenant is Versa Power Systems Ltd. and is in actual physical occupancy of and actively and diligently conducting business from the whole of the Leased Premises, and there is no uncured Event of Default, subject to compliance with all laws which pertain to the Leased Premises, the Tenant shall be permitted to install certain equipment (the "Exterior Equipment") at the rear of the Building, provided the type, size, design, and location of such equipment is subject to the prior written approval of the Landlord in its sole discretion (the "Exterior Area").

(b)With the exception of the requirement to pay Base Rent with respect to the Exterior Area and unless otherwise stated in this Section, the provisions of this Lease shall apply to the Exterior Equipment, the Exterior Area, and the Tenant's occupation and use thereof mutatis mutandis, including but not limited to: (i) the Tenant's obligation to provide insurance for the Exterior Equipment and the Exterior Area (and to provide the Landlord with a copy of the certificate of insurance for the Exterior Equipment and Exterior Area); and (ii) any and all end of Term restoration obligations of the Tenant, including those set forth in Section 3.14 of this Lease.

(c)	The size, location and method of construction of the Exterior Equipment within the Exterior Area shall be subject to the Landlord's prior written approval in its sole discretion.

(d)The Tenant's right to construct the Exterior Area and to install the Exterior Equipment within the Exterior Area is further subject to the following terms and conditions:

(i)	The Tenant shall be responsible, at its sole cost and expense, for the supply and installation of the Exterior Equipment and for ongoing compliance with all applicable laws in connection with the operation of the Exterior Equipment and the Exterior Area including, without limitation, the construction of any screening which may be required by any authorities having jurisdiction thereover.

(ii)The Tenant shall be responsible, at its sole cost and expense, for all maintenance, repairs and replacements required in order to maintain the Exterior Equipment and the Exterior Area in a state of good, first class, attractive and clean condition and appearance at all times during the Term, in keeping with standards of the Building. The Tenant shall not allow any waste or debris to accumulate in the Exterior Area, and shall, at its sole cost and expense, ensure that the Exterior Area is secured from public access.

(iii)The Tenant acknowledges that snow removal at the rear of the Building will be affected by the presence of the Exterior Area and the Tenant shall be responsible, at its own cost and expense, for the removal of any snow or ice that is not removed in the course of normal snow removal services as a result of the presence of the Exterior Area.

(iv)The Tenant shall not permit unreasonable noise, smell, nuisance or other disturbance to be caused by the Exterior Equipment or the Exterior Area that may affect the quiet use and enjoyment of other tenants of the Building, and the Tenant shall ensure that the installation and operation of the Exterior Equipment does not impact the air intakes of other tenants of the Building.

(e)	The Tenant acknowledges that the Landlord is making no representation or warranty as to the Tenant's ability to obtain requisite permits required in order to be able to install and maintain the Exterior Equipment or the Exterior Area for the Tenant's intended use and the Tenant shall perform such searches and satisfy itself that its ability to install and maintain the Exterior Equipment and the Exterior Area is permitted under all applicable laws.

(f)To the extent to which the Tenant defaults in the observance or performance of any of the terms, covenants and conditions on its part to be observed and performed pursuant to the provisions of this Section 11.1, the Tenant shall be provided an opportunity to cure any default within thirty (30) days of notice of default by Landlord.  Should the Tenant fail to cure any such default, the Landlord shall be entitled to remedy or attempt to remedy any default of the Tenant in performing any repairs, work or other covenants of the Tenant hereunder and, in so doing, to make any payments due or claimed to be due by the Tenant to third parties, without any liability to the Tenant therefor and without any liability for any damages resulting thereby and without thereby being deemed to infringe upon any of the Tenant's rights pursuant hereto, and the Tenant shall reimburse the Landlord for all reasonable costs incurred by the Landlord in so doing, all of which shall be payable as Additional Rent under this Lease, forthwith upon demand.

(g)The Tenant shall indemnify and defend the Released Persons and shall hold them and each of them harmless from and against any and all liabilities due to, arising from or to the extent contributed to by the Exterior Equipment or the Exterior Area and/or any breach by the Tenant, or those for whom the Tenant is legally responsible or by anyone permitted to be on the Leased Premises by the Tenant, of any of the provisions of this Section 11.1."

5.	The following shall be added as a new Article 12 of the Lease:

"ARTICLE 12 REMOVAL OF MEZZANINE

12.01	Acknowledgement

The Landlord acknowledges and agrees that, subject to the provisions of this Article 12, the Tenant shall be permitted to remove a portion of the existing mezzanine area located on the 2nd floor of the 4900 Building (the "Mezzanine"). The Landlord and the Tenant acknowledge that the removal of the Mezzanine and all work associated therewith (collectively, the "Mezzanine Work") shall be considered an Alteration to the Leased Premises and shall, unless otherwise specified in this Article 12, be governed by the terms of Section 3.13 and Section 3.14 of this Lease including, for certainty, the terms of Section 3.13(d) relating to the Landlord's review of adequate plans and specifications, and the Landlord's prior written approval.

12.02	Mezzanine Work

(a)	The Tenant's right to perform the Mezzanine Work shall be subject to the following terms and conditions:
i.Notwithstanding Section 3.14 of this Lease, the Tenant shall not be required to restore the Mezzanine back to its original condition at the expiration or earlier termination of this Lease. For certainty, the provisions of Section

3.14 of this Lease shall remain in full force and effect for the remainder of the Leased Premises.

ii.The Tenant shall ensure that, following the completion of the Mezzanine Work, proper ingress to and egress from the Leased Premises and the exterior of the Building is maintained, and the Leased Premises complies with all fire regulations, laws, bylaws and requirements pertaining to the Leased Premises.

(b)Notwithstanding the removal of the Mezzanine, the Leasable Area of unit 4908 in the 4900 Building shall remain unchanged following the completion of the Mezzanine Work, and Base Rent for unit 4908 in the 4900 Building shall continue to be calculated on the basis of 48,308 square feet for the remainder of the Term or any extension thereof.

6.	Section 7(a)(ii) of the Expansion and Extension Agreement shall be deleted in its entirety.

7.Section 13(a) of the Expansion and Extension Agreement shall be deleted in its entirety and replaced with the following paragraph:

"(a)  Landlord shall pay to the Tenant named herein, one time only, a leasehold improvement allowance in the amount of $285,762.19 plus applicable taxes, being an amount equal to the sum of: (i) $44,178.19, constituting the difference between (x) $116,877.81, being the amount of the actual cost to complete the Landlord's Work pursuant to Section 7 above; and

(y) $161,056.00; and (ii) $241,584.00, being the amount calculated at $3.00 per square foot of the measured Rentable Area of the Leased Premises, plus applicable taxes."

8.The parties agree that nothing contained in this Agreement shall be deemed to alter, vary or change any provision of the Lease, save as expressly set forth herein, and the parties hereby confirm that the Lease and this Agreement shall henceforth be read and construed together and are in full force and effect.

9.The Lease, as modified by this Agreement, constitutes the entire agreement between the Landlord and the Tenant relating to the subject matter of the Lease. This Agreement may only be modified by an express written agreement executed by both the Landlord and the Tenant.

10.This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document and will become effective once a signed counterpart is delivered by each of the parties to the other. The parties agree that the delivery of an executed copy of this Agreement by facsimile or electronically shall be legal and binding and shall have the same full force and effect as if the original executed copy of this Agreement had been delivered.

11.This Agreement shall extend to, be binding upon, and enure to the benefit of, the parties hereto, their respective heirs, executors, administrators, successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written, under the hands of their proper signing officers duly authorized in that behalf or by setting their respective hands and seals in their personal capacity, as the case may be.

52NDSTREETBUSINESSCENTRELP, by its general partner, 52ND STREET BUSINESS CENTRE GP INC. (Landlord)	VERSA POWER SYSTEMS LTD. (Tenant)
By: /s/ Brad Alton	By: /s/ Michael S. Bishop
Name: Brad Alton	Name: Michael S. Bishop
Title: Vice President, Leasing	Title: EVP, Chief Financial Officer
By: /s/ Shaun Wuschke	By:
Name: Shaun Wuschke	Name:
Title: Managing Director, Office and Industrial	Title:
We are authorized to bind the corporation	I/We have authority to bind the corporation